Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

James Stafford
James Stafford Chartered Accountants Suite 350 - 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Form 14A of Platinum Research Organization, Inc. and to the incorporation of our report dated 24 February 2007, with respect to the balance sheet of Platinum Research Organization, Inc. as at 31 December 2006, and the related statements of operations, cash flows and changes in shareholders' equity for the period from the date of inception on 13 May 2005 to 31 December 2006.

/s/ James Stafford

Vancouver, Canada                                                                                                    Chartered Accountants

22 March 2007